Exhibit 99.1

SCM Microsystems Announces Sale of Digital TV Solutions Business to Kudelski

Company to Focus on Reader Business for Smart Card and Flash Media Markets

          FREMONT, Calif., April 6 /PRNewswire-FirstCall/ -- SCM Microsystems, Inc. (Nasdaq: SCMM; Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced that it has agreed to sell its Digital TV solutions business to the Kudelski Group (SWX Swiss Exchange: KUD) for a total consideration of $11 million in cash. The transaction has been approved by the boards of directors of both companies, is subject to certain closing conditions and is expected to close in the next 30 to 45 days.

           “SCM pioneered removable security for digital broadcasting and has helped build a market for open systems in the digital TV industry. Removable security modules will become a key enabler of digital pay-TV services as the retail market continues to grow and develop,” said Andre Kudelski, Chairman and CEO of the Kudelski Group.

           “The sale of our Digital TV business furthers our strategy to consolidate and restructure our organization around a more focused business model,” said Robert Schneider, Chief Executive Officer of SCM Microsystems. “With one headquarters and operational center in Germany, one development facility in India and a seasoned sales team in the U.S., we believe that we will be able to take advantage of market opportunities more efficiently and cost effectively. Going forward, we intend to put our entire attention on leveraging our smart card and media reader businesses by providing industry-leading solutions for emerging markets such as e-health, e-passport, secure physical access, electronic payment and digital photo printing.”

          Under the terms of the agreement with Kudelski, SCM will sell substantially all of the assets that relate to its Digital TV solutions business, including its office building in France, certain inventory, contracts, trademarks and intellectual property. In addition, approximately 40 employees in Europe and Asia are expected to join Kudelski’s newly created business focused on providing secure pay-TV modules compatible with consumer electronic products for the digital TV industry. The products that Kudelski is acquiring include SCM’s DVB and OpenCable(TM) compliant conditional access modules, used to securely decrypt digital television broadcasts, as well as controller chips used in set-top boxes that interface with the decryption modules.

          Avondale Partners served as exclusive financial advisor to SCM in connection with this transaction and rendered a fairness opinion to the Board of Directors.

          About SCM Microsystems

          SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells its smart card reader technology for PC, network and physical access and conditional access modules for secure digital TV decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

          About the Kudelski Group

          The Kudelski Group (www.nagra.com) is a world leader in digital security. Its technologies are used in a wide range of applications requiring access control and rights management, whether for securing transfer of information (digital television, broadband Internet, video-on-demand, interactive applications, etc.) or to control and manage access of people or vehicles to sites and events. The Kudelski Group is headquartered in Cheseaux-sur-Lausanne, Switzerland, and its stock is listed on the Swiss Market Index.

          Nagravision (www.nagravision.com), a Kudelski Group company, is the world’s leading independent supplier of open conditional access systems, DRM and integrated on-demand solutions for content providers and digital TV operators over broadcast and broadband platforms. Its technologies are currently being used by more than 100 leading Pay-TV operators worldwide securing content delivered to over 60 million active smart cards and devices.

          NOTE:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements regarding our expectations relating to the timing of the completion of the sale of our Digital TV solutions business and our ability to take advantage of market opportunities more efficiently and cost effectively following the transfer of this business to Kudelski and our concurrent consolidation of offices in our remaining business. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. Some of the risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to, our ability to fulfill or control the fulfillment of all conditions upon which closure of the transaction is dependent; and our ability to improve our operational efficiencies or reduce our operating costs through the transfer of our Digital TV solutions business or the consolidation of our headquarters into one location. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission.

          NOTE:  All trademarks are the property of their respective holders.

SOURCE  SCM Microsystems, Inc.
           -0-                             04/06/2006
           /CONTACT:  Darby Dye, Investor Relations-US, +1-510-360-2302, or ddye@scmmicro.com, or Manfred Mueller, Investor Relations-Europe, +49-89-9595-5140, or mmueller@scmmicro.de, both of SCM Microsystems, Inc./
           /Web site:     http://www.scmmicro.com
                                http://www.nagra.com
                                http://www.nagravision.com /
           (SCMM)